UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 1, 2007

Kohlberg Capital Corporation

(Exact name of registrant as specified in its charter)

Delaware	814-00735	20-5951150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

295 MADISON AVENUE NEW YORK, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 455-8300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 1, 2007, Kohlberg Capital Corporation (“Kohlberg Capital”) entered into an amendment (the “Amendment”) to the Loan Funding and Servicing Agreement (the “Loan Funding and Servicing Agreement”), dated as of February 14, 2007, by and among Kohlberg Capital Funding LLC I (“KCAP Funding”), Kohlberg Capital, BMO Capital Markets Corp., as the Agent, Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), as the Backup Servicer, U.S. Bank National Association, as Trustee, each of the conduit lenders and institutional lenders from time to time party thereto, and each of the lender agents from time to time party thereto.

The Amendment has increased Kohlberg Capital’s borrowing capacity under the Loan Funding and Servicing Agreement from $200 million to $275 million, extended the commitment termination date from February 14, 2012 to October 1, 2012, and raised the interest spread charged on borrowed funds by 15 basis points, to 0.85%. The applicable interest is based on prevailing commercial paper rates plus 0.85% or, if the commercial paper market is at any time unavailable, prevailing LIBOR rates plus an applicable spread. In addition, the Amendment revised the method for determining the required equity contribution from Kohlberg Capital to KCAP Funding. Subject to certain thresholds, the required equity contribution will be stepped up from $45 million to $60 million, depending on the amount of outstanding borrowings. Under the terms of the Amendment, Kohlberg Capital was also required to pay a one-time, 1% structuring fee on the $75 million increase in the maximum amount of funds available under the Loan Funding and Servicing Agreement at the time it entered into the Amendment.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off–Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 8.01.	Other Events.

On October 2, 2007 Kohlberg Capital issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 99.1.	Press release dated October 2, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kohlberg Capital Corporation
(Registrant)

October 2, 2007	/s/ MICHAEL I. WIRTH
(Date)	Michael I. Wirth
Chief Financial Officer

Exhibit Index

99.1	Press release dated October 2, 2007